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                                                                  EXHIBIT 11

                            MEMBERWORKS INCORPORATED

             COMPUTATION OF UNAUDITED PRO FORMA NET LOSS PER SHARE

                                                                   YEAR ENDED
                                                                  JUNE 30, 1996
                                                                  -------------
Net loss ......................................................    $(5,247,000)
Preferred stock dividends .....................................       (154,000)
                                                                   -----------
Net loss attributable to common stock .........................    $(5,401,000)
                                                                   ===========
Weighted average number of shares of Class A and Class B
  common stock outstanding ....................................      5,683,176
Automatic conversion of Series A, B, C, D and H preferred
  stock and redemption of Series E and F preferred stock ......      6,618,743
Stock options granted one year prior to filing ................        433,220
                                                                   -----------
Weighted average number of common shares outstanding
  as adjusted .................................................     12,735,139
                                                                   ===========
Unaudited pro forma net loss per share ........................    $     (0.42)
                                                                   ===========